EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-65181, 333-94987, 333-37442, 333-70648, 333-101806, 333-123688, 333-142878, 333-167572, 333-174995, 333-191512 and 333-264645 on Form S-8 and Registration Statement No. 333-289190 on Form S-3 of our reports dated November 14, 2025, relating to the financial statements of Starbucks Corporation, and the effectiveness of Starbucks Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Starbucks Corporation for the year ended September 28, 2025.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
November 14, 2025